UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Mark, Joseph D.
     c/o THCG, Inc.
     512 Seventh Avenue
     17th Floor
     New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

   THCG, Inc. ("THCG")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year

   July, 2001

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   (X) Director (X) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

   Chief Executive Officer


7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

-----------------------------------------------------------------------------------------------------------------------------------
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
-----------------------------------------------------------------------------------------------------------------------------------|
1. Title of Security     |2.      |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                         |  Transaction  |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                         |        |      |                                  |  Beneficially     |(D)or |                           |
                         |        |    | |                  | A/|           |  Owned at         |Indir |                           |
                         | Date   |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |7/9/01  | P   | |  50,000         | A | $0.20     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |7/12/01 | S   | |  50,000         | D | $0.15     |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |7/17/01 | S   | |   5,000         | D | $0.15     |  1,337,412        |  D   |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock             |        |     | |                 |   |           |  558,423 (1)      |  I   |    By trust               |
-----------------------------------------------------------------------------------------------------------------------------------|
                         |        |     | |                 |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
4(b)(v).

                                                                          (Over)
                                                                 SEC 1474 (7-96)
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

-----------------------------------------------------------------------------------------------------------------------------------
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
-----------------------------------------------------------------------------------------------------------------------------------|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$3.625  |11/2/|    | |           |   |11/2/|11/2/|Common stock|250,000|$3.625 | 250,000    | D |            |
(Right to Buy)        |        |99   |    | |           |   |00   |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option          |$3.625  |11/2/|    | |           |   | (2) |11/2/|Common stock|250,000|$3.625 | 200,000    | D |            |
(Right to Buy)        |        |99   |    | |           |   |     |04   |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|

(1) The reporting person disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for the purposes of Section 16 or for any other purpose. These shares in the aggregate are held in trusts for the benefit of the reporting person's children, for which his wife serves as trustee.

(2) The option is immediately exercisable as to 46,666.66 shares of Common Stock. With respect to the remaining shares of Common Stock, the option is exercisable in accordance with two schedules. Pursuant to the first schedule, the option is exercisable as to the 66,666.67 shares of Common Stock on a pro basis in equal quarterly installments commencing on February 1, 1999 and ending on November 1, 2000. Pursuant to the second schedule, the option is exercisable as to 86,666.67 shares of Common Stock on a pro rata basis in equal quarterly installments commencing on February 1, 1999 and ending on November 1, 2002.


                                               /s/ Joseph D. Mark
                                               --------------------------------
                                               ** Signature of Reporting Person


                                                August 13, 2001
                                               -----------------
                                               Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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